UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 22, 2008 (July 18, 2008)

GENESIS ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas, Suite 2500, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)

Item 1.01.  Entry into a Material Definitive Agreement

In connection with the completion of the previously-announced acquisition by Genesis Energy, L.P. (“Genesis”), Genesis Marine Investments, LLC, a subsidiary of Genesis (“Genesis Marine”), and TD Marine, LLC (“TD Marine”) of the  inland marine transportation business of Grifco Transportation, Ltd. (“Grifco”), Genesis Energy, L.P. entered into the First Amendment to the First Amended and Restated Credit Agreement, dated July 18, 2008 (the “Credit Agreement Amendment”), by and among Genesis, Genesis Crude Oil, L.P., and a syndicate of lenders.

The Credit Agreement Amendment was amended to, among other things, permit the Grifco acquisition through an investment in a joint venture, DG Marine Transportation (“DG Marine”), and permit the repurchase of common units from the Davison family (as more fully described in Item 3.02 below).

Item 2.01.  Completion of Acquisition or Disposition of Assets

On July 18, 2008, Genesis, together with Genesis Marine and TD Marine completed the acquisition of the inland marine transportation business of Grifco and two of Grifco’s affiliates. Genesis Marine and TD Marine will own the business through a joint venture, DG Marine. TD Marine will own (indirectly) an effective 51% economic interest in (and control) DG Marine Transportation and Genesis Marine will own (directly and indirectly) an effective 49% economic interest.

Grifco received initial purchase consideration of approximately $80 million, comprised of $63.3 million in cash and $16.7 million in Genesis common units.  A portion of the units are subject to certain lock-up restrictions. DG Marine acquired substantially all of Grifco’s assets, including twelve barges, seven push boats, certain commercial agreements, and office space.  Additionally, DG Marine and/or  its subsidiaries acquired the rights and assumed the obligations to take delivery of four new barges in late third quarter of 2008 and four additional new barges early in first quarter of 2009 (at a total price of approximately $27 million). Upon delivery of the eight new barges, the acquisition of three additional push boats (at an estimated cost of approximately $6 million), and after placing the barges and push boats into commercial operations, DG Marine will be obligated to pay Grifco an additional $12 million in cash as additional purchase consideration, bringing the total value of the joint investment to approximately $125 million.

DG Marine will serve refineries and storage terminals along the Gulf Coast, Intracoastal Canal and western river systems of the United States, including the Red, Ouachita and Mississippi Rivers, where Genesis has significant existing terminals.  On an annualized basis, and after the additional eight barges and three push boats described above are acquired and put into service, Genesis expects DG Marine to generate EBITDA of approximately $16 to $17 million, which is a 7.5x transaction multiple on DG Marine’s investment.

The acquisition and related closing costs were funded with $50 million of aggregate equity contributions from Genesis Marine and TD Marine, in proportion to their ownership percentages, and with borrowings of $32.9 million under a $75 million revolving credit facility, arranged jointly by SunTrust Robinson Humphrey and BMO Capital Markets.  DG Marine is the borrower under the facility, which is non-recourse to Genesis Marine and TD Marine (other than with respect to their initial investment).  Although DG Marine’s debt is non-recourse to Genesis Marine, Genesis Marine’s ownership interest in DG Marine is pledged to secure such indebtedness.

A copy of the press release issued to announce the completion of this transaction is included as Exhibit 99.1 to this Form 8-K.

Item 3.02.  Unregistered Sales of Equity Securities

On July 18, 2008, we issued 837,690 of our common units to Grifco.   The units were issued at a value of $19.896 per unit, for a total value of $16.7 million as a portion of the consideration for the acquisition of the inland marine transportation business of Grifco.  See description in Item 2.01 above.   This issuance of common units by us was completed on July 18, 2008 and was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Additionally, on July 18, 2008, we redeemed 837,690 of our common units owned by members of the Davison family.  These units had been issued as a portion of the consideration for the acquisition of the energy-related business of the Davison family in July 2007.  The redemption was at a value of $19.896 per unit, for a total value of $16.7 million.  After giving effect to the issuance and redemption described above, Genesis did not experience a change in the number of common units it has outstanding.

Item 9.01.  Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits.

10.1
Contribution and Sale Agreement by and Among Grifco Transportation, Ltd., Grifco Transportation Two, Ltd., and Shore Thing, Ltd. and Genesis Marine Investments, LLC and Genesis Energy, L.P. and TD Marine, LLC.

10.2	Omnibus Agreement dated as of June 11, 2008 by and among TD Marine, LLC, James E. Davison, Steven K. Davison, Todd A Davison and Genesis Energy, L.P.
10.3
First Amendment to First Amended and Restated Credit Agreement, dated as of July 18, 2008, among Genesis Crude Oil, L.P., Genesis Energy, L.P., the lenders party thereto, Fortis Capital Corp. and Deutsche Bank Securities Inc.

99.1	Genesis Energy, L.P. press release, dated July 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENESIS ENERGY, L.P.
(A Delaware Limited Partnership)
	By:	GENESIS ENERGY, INC.,
as General Partner

Date: July 24, 2008	By:	/s/ Ross A. Benavides
Ross A. Benavides
Chief Financial Officer